Stock Trading Policy

Purpose

The board of directors (the “Board”) of Snow Lake Resources Ltd. has adopted this Stock Trading Policy (the “Policy”) to promote compliance with applicable securities laws and to preserve the reputation and integrity of Snow Lake Resources Ltd. and its subsidiaries (collectively, the “Company”) as well as that of all persons affiliated with the Company.  This Policy prohibits certain persons who are aware of material nonpublic information about the Company from: (i) trading in securities of the Company or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.  This Policy provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business. The ultimate responsibility to avoid improper trading and comply with the law rests with each individual. The provisions of this Policy will be supplemented by any greater prohibitions or restrictions prescribed by any applicable laws or stock exchanges, including the Nasdaq.

Persons Subject to the Policy

This Policy applies to all members of the Board, executive officers and other employees, consultants and contractors, including agents, of the Company, owners of 10% or more of the Company’s voting securities (including securities which are issuable within the next sixty days), and anyone who possesses or has access to material, non-public information (inside information) (“Company Personnel”).  Company Personnel are responsible for ensuring that their Family Members comply with this Policy, as applicable. Family Members means family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities. Finally, this Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.  Collectively, this Policy refers to Company Personnel, their respective Family Members and their respective Controlled Entities, as “Covered Persons.” Any Company Personnel uncertain whether other prohibitions or restrictions apply should consult with the Company’s Chief Executive Officer.

Statement of Policies Prohibiting Insider Trading

Prohibited Activities

It is the policy of the Company that no director, executive officer or other employee, contractor or consultant of the Company (or any other Covered Person subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly or through family members or other persons or entities:

1.Engage in transactions in Company securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

2.Recommend the purchase or sale of any Company securities;

3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, other than with the prior written consent of the Company;

4.Electing to participate in a Company equity plan, such as the Company’s stock option plan, dated May 1, 2019 (“Stock Option Plan”); or

5.Assist anyone to engage in the above activities.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Explanation of Insider Trading

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “nonpublic” information relating to the Company or the security.  “Securities” include not only shares, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under applicable securities laws.  “Purchase” includes not only the actual purchase of a security, but any contract or instruction to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract or instruction to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-share transactions, conversions, a sale of a security upon a cashless exercise and acquisitions and exercises of warrants or puts, calls or other options related to a security.  It is generally understood that insider trading includes the following:

•trading by insiders while in possession of material non-public information;

•trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or

•communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

Material Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Any information that could be expected to affect the Company’s share price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

Possible material information or events include, but are not limited to: earnings information, quarterly results, and guidance on earnings estimates; financial condition, including material impairment charges or changes in the debt structure; mergers, acquisitions, tender offers and joint ventures; institution of, or developments in, significant litigation, investigations, regulatory actions or proceedings; new material contracts or developments (including material changes in previously announced schedules) regarding such projects or contracts; major management or organizational changes; changes in the Company’s strategy; events regarding the Company’s securities (e.g., defaults on any outstanding debt, share repurchase plans, share splits or changes in dividends or public or private sales of additional securities); bankruptcies or receiverships of the Company; and regulatory approvals or changes in regulations and any analysis of how they affect the Company.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public.  Information is considered to be available to the public only when it has (1) been released broadly to the marketplace (such as by a press release, a SEDAR filing and an SEC filing), and (2) the investing public has time to absorb the information fully.

Excluded Transactions

Except as specifically noted below under the headings “Transactions Under Company Plans,” and “Transactions Not Involving a Purchase or Sale,” there are no exceptions to this Policy.

Transactions Under Company Plans

Trading includes purchases and sales of shares, derivative securities such as convertible debentures, preferred shares, and debt securities.  Trading also includes certain transactions under Company benefit plans. This Policy does not apply to the vesting of restricted share units, or the exercise of a tax withholding right in which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted share units. The Policy does apply, however, to any market sale of shares.

Transactions Not Involving a Purchase or Sale

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the person is aware of material nonpublic information, or the person making the gift is subject to the pre-clearance procedures specified in the addendum hereto under the heading “Pre-clearance Procedures.”

Blackout and Pre-clearance Procedures

To help prevent inadvertent violations of applicable securities laws and to avoid even the appearance of trading on the basis of inside information, the Company has adopted additional policies that apply to Board members, executive officers and employees of the Company (such additional policies are referred to herein as the “addendum”). For clarity, the addendum does not apply to Company consultants and contractors. The addendum generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods.

Options Exercises

Covered Persons are prohibited from trading or exercising options at any time the individual is in possession of material non-public information.

Unauthorized Disclosure

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, and if you violate those rules, you, the Company, and its management could be subject to substantial liability.  Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.  Please contact the Chief Executive Officer for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

Quiet Periods

The Company observes a quarterly quiet period, during which no earnings guidance or comments with respect to the current quarter’s operations or expected results will be provided to analysts, investors or other market professionals. The quiet period runs from the seventh (7th) day before the end of the fiscal quarter and ending after the second clear and full trading day following the quarterly financial results or the annual results being made public by news release.

The Company does not need to stop all communications with analysts or investors during the quiet period. However, communications should be limited to responding to inquiries concerning publicly available or non-material information. The purpose of this quiet period is to avoid the potential for, or perception of, selective disclosure.

Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to material nonpublic information relating to companies with which the Company does business, including the Company’s vendors and suppliers or a company that is involved in a potential transaction or business relationship with the Company (“business partners”), when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company.  Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All Company Personnel should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Penalties for Policy Violation

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in possession of such information, is prohibited by federal and state/provincial laws. Insider trading violations are pursued vigorously by government enforcement authorities. Penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.  Regulators have also prosecuted insider trading violations where an employee or insider has traded in the stock of another related company based on material nonpublic information learned in connection with their employment or role as an insider.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even a government investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. The Company will cooperate fully in all governmental investigations of insider trading.

Company Assistance

            Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s Chief Executive Officer.

Stock Trading Policy Addendum

Additional Policies Applicable to all Members of the Board of Directors, Executive Officers and Other Employees of the Company

Pre-clearance Procedures

Prior to conducting any transactions in Company securities, including a gift of shares (other than transactions that are set forth under “Transactions Under Company Plans” or transactions pursuant to a Rule 10b5-1 Plan), all members of the Board, executive officers and other employees, consultants and contractors, including agents, of the Company, owners of 10% or more of the Company’s voting securities (including securities which are issuable within the next sixty days), and anyone who possesses or has access to material, non-public information (inside information) (collectively, “Reporting Insiders”) must request and obtain pre-clearance of such transaction from the Chief Executive Officer, and provide the Pre-clearance Request Form, attached hereto as Exhibit A, to the Chief Executive Officer. No transaction may be conducted in securities of the Company until the requesting Reporting Insider has received the approved Pre-clearance Request Form back from the Chief Executive Officer. In the case of the Chief Executive Officer pre-clearance of such transaction must be requested and obtained from the Chief Financial Officer of the Company.

This pre-clearance procedure has been established to provide assistance in preventing inadvertent violations of applicable securities laws, to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, and to ensure timely compliance with the strict time requirements for insider reporting that must be filed electronically through the “System for Electronic Disclosure by Insiders” (“SEDI”) and the beneficial ownership reports on Schedules 13D and 13G that must be filed electronically through the “Electronic Data Gathering, Analysis, and Retrieval system” (“EDGAR”). Filing of insider reports is the responsibility of each Reporting Insider. However, the Company will provide advice and assistance with respect to those filings.

A request for pre-clearance should be submitted to the Chief Executive Officer two (2) business days in advance of the proposed transaction. The Chief Executive Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. The Chief Executive Officer shall act in good faith when determining whether to approve a transaction submitted for pre-clearance. If a person seeks pre-clearance and permission to engage in the transaction is denied, then that person should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider and disclose to the Chief Executive Officer whether the requestor may be aware of any material nonpublic information about the Company.

Blackout Periods

All Board members, executive officers and other employees of the Company are subject to the following blackout procedures.  The blackout periods apply to trading in the Company’s securities.

Quarterly Blackout Periods.  The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities.  Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning on the seventh day prior to the end of the third month of a fiscal quarter and ending at the close of trading on the second trading day following the Company’s issuance of its quarterly earnings release.  Persons subject to these quarterly blackout periods include all Board members, executive officers and all other employees of the Company.

Interim Material Information.  The Company may on occasion issue potentially material information by means of a press release, SEDAR filing, SEC filing or other means designed to achieve widespread dissemination of the information.  You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-specific Blackout Periods.  From time to time, an event may occur that is material to the Company and is known by only a few Board members or executive officers.  So long as the event remains material and nonpublic, Board members, executive officers, and other Company employees may not trade in the Company’s securities.  The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout.  Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.  The failure of the Company to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

Post-Termination Transactions.  If you are aware of material nonpublic information when you terminate service as a Board member, executive officer or other employee of the Company, you may not trade in the Company securities until that information has become public or is no longer material.  In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Company securities upon the expiration of any blackout period that is applicable to your transactions at the time of your termination of service.

Options Exercises

Directors, executive officers and other employees of the Company are prohibited from trading or exercising options during a blackout period or if the option holder is in possession of any material non-public information concerning the Company or its subsidiaries. If permitted under the Company’s equity plans, if the expiration date of an option would otherwise fall within a blackout period, the expiration date of an option can be extended to no later than ten (10) business days after the expiry of the blackout period.

Prohibited Transactions Applicable to Members of the Board, Executive Officers and Other Company Employees

The Company considers it improper and inappropriate for any Board member, executive officer or Company employee to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws.  Accordingly, your trading in Company securities is subject to the following additional guidelines.

Short Sales.  Short sales (sales of securities that are not yet owned) of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, you may not engage in short sales of the Company’s securities.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s share price and therefore creates the appearance that the Board member, executive officer or other Company employee is trading based on inside information.  Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, you may not effect transactions in puts, calls or other derivative securities.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her share holdings, often in exchange for all or part of the potential for upside appreciation in the stock.  These transactions allow the individuals to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders.  Therefore, you are prohibited from engaging in any such transactions.

Pledging Policy Applicable to Board Members, Executive Officers and Other Company Employees

Securities held in a margin account can present problems if the individual does not have sufficient funds to meet a margin call and the securities are sold by the broker. Because such a sale may occur at a time when the individual is in possession of material non-public information or when otherwise not permitted to trade in the Company’s securities, Board members, executive officers and other Company employees may not hold the Company’s securities in a margin account or otherwise pledge the Company’s securities as collateral for a loan, except with the prior approval of the Chief Executive Officer, which shall be made in good faith.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Chief Executive Officer.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information, be binding upon the insider and be in writing, provide that the person may not have any authority to subsequently influence how, when or whether a purchase or sale is consummated, and specify the amount, pricing and timing of transactions in advance. A Rule 10b5-1 Plan may not be entered into during a quarterly blackout period.

Any Rule 10b5-1 Plan to be entered into by a Board member, executive officer or other Company employee must be submitted for approval by the Chief Executive Officer prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Trading under any Rule 10b5-1 Plan may not begin until at least 30 days (or, if the employee is a Reporting Insider or certain other executives of the Company, 120 days) after the date that the plan is executed.

Company Assistance

Any person who has a question about this memorandum or its application to any proposed transaction may obtain additional guidance from the Company’s Chief Executive Officer.

Certifications

All Board members, executive officers and other employees subject to the procedures set forth in this Addendum may be asked periodically to certify their compliance with this Policy.

Approved by the Board of Directors of the Company on [*]

EXHIBIT A

PRE-CLEARANCE REQUEST FORM

To:     Snow Lake Resources Ltd. (the “Company”)
          Chief Executive Officer

From:     _________________________

Re:     Proposed transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on ___________ _____, 20_____ and thereafter until the trading window shall close and does hereby request that the Company pre-clear the transaction as required by the Company’s Stock Trading Policy (the “Policy”).

The general nature of the transaction is as follows (i.e. open market purchase of 10,000 shares of common shares through NASDAQ, privately negotiated sale of warrants for the purchase of 5,000 common shares, etc.):

_____________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

The undersigned is not in possession of material non-public information about the Company and will not enter into the transaction if the undersigned comes into possession of material non-public information about the Company between the date hereof and the proposed trade execution date.

The undersigned has read and understands the Policy and certifies that the above proposed transaction will not violate the Policy. The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.

Very truly yours,

By:_______________

Name:

Title:

Date:

Approved:

By:_______________

Name:

Title:

Date: